PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(4)
TO PROSPECTUS DATED MAY 22, 2000                      REGISTRATION NO. 333-36112

                                  $345,000,000

                          TRIQUINT SEMICONDUCTOR, INC.
                   4% CONVERTIBLE SUBORDINATED NOTES DUE 2007
                           AND SHARES OF COMMON STOCK

         This prospectus supplement relates to the resale by the selling securityholders of 4% convertible subordinated notes due 2007 of TriQuint Semiconductor, Inc. and the shares of common stock, par value of $0.001 per share, of TriQuint Semiconductor, Inc. issuable upon the conversion of the notes.

         This prospectus supplement should be read in conjunction with the prospectus dated May 22, 2000, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

         The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

                                                       PRINCIPAL AMOUNT
                                                           OF NOTES                          NUMBER OF SHARES
                                                         BENEFICIALLY      PERCENTAGE OF     OF COMMON STOCK     PERCENTAGE OF
                                                      OWNED THAT MAY BE        NOTES           THAT MAY BE        COMMON STOCK
NAME                                                         SOLD           OUTSTANDING          SOLD(1)         OUTSTANDING(2)
----------------------------------------------------- -----------------    -------------     ----------------    --------------
Deutsche Bank Securities Inc. (3)..................        $2,315,000            *                 34,145              *
    1251 Avenue of the Americas
    New York, NY  10020

Putnam Convertible Income-Growth Trust.............         1,540,000            *                 22,714              *
    c/o Putnam Investment Management, Inc.
    7 Shattuck Road, Mail Stop C-8-A
    Andover, MA  01810

Castle Convertible Fund, Inc. (4)..................         1,000,000            *                 14,749              *
    One World Trade Center, Suite 9333
    New York, NY  10048

SG Cowen Securities Corp. (5)......................           250,000            *                  3,687              *
    Financial Square, 12th Floor
    New York, NY  10005

ProMutual..........................................           220,000            *                  3,245              *
    c/o The Putnam Advisory Company, Inc.
    7 Shattuck Road, Mail Stop C-8-A
    Andover, MA  01810

Putnam Asset Allocation Funds-Balanced Portfolio...           190,000            *                  2,802              *
    c/o Putnam Investment Management, Inc.
    7 Shattuck Road, Mail Stop C-8-A
    Andover, MA  01810

Putnam Convertible Opportunities and Income Trust..           160,000            *                  2,359              *
    c/o Putnam Investment Management, Inc.
    7 Shattuck Road, Mail Stop C-8-A
    Andover, MA  01810

Putnam Asset Allocation Funds-Conservative Portfolio          130,000            *                  1,917              *
    c/o Putnam Investment Management, Inc.
    7 Shattuck Road, Mail Stop C-8-A
    Andover, MA  01810

Putnam Balanced Retirement Fund....................           120,000            *                  1,769              *
    c/o Putnam Investment Management, Inc.
    7 Shattuck Road, Mail Stop C-8-A
    Andover, MA  01810

Parker-Hannifin Corporation........................           100,000            *                  1,475              *
    c/o The Putnam Advisory Company, Inc.
    7 Shattuck Road, Mail Stop C-8-A
    Andover, MA  01810

Museum of Fine Arts, Boston........................            60,000            *                    885              *
    c/o The Putnam Advisory Company, Inc.
    7 Shattuck Road, Mail Stop C-8-A
    Andover, MA  01810

                                                       PRINCIPAL AMOUNT
                                                           OF NOTES                          NUMBER OF SHARES
                                                         BENEFICIALLY      PERCENTAGE OF     OF COMMON STOCK     PERCENTAGE OF
                                                      OWNED THAT MAY BE        NOTES           THAT MAY BE        COMMON STOCK
NAME                                                         SOLD           OUTSTANDING          SOLD(1)         OUTSTANDING(2)
----------------------------------------------------- -----------------    -------------     ----------------    --------------
University of Rochester............................            60,000            *                    885              *
    c/o The Putnam Advisory Company, Inc.
    7 Shattuck Road, Mail Stop C-8-A
    Andover, MA  01810

-----------------------------------------------------


*    Less than 1%

(1) Assumes conversion of the full amount of notes held by such holder at the current conversion price of $67.80 per share; such conversion price is subject to adjustment as described under "Description of Notes -- Conversion of Notes." The initial conversion price of $135.60 per share of common stock has been adjusted to reflect the two-for-one forward stock split effected by TriQuint as a stock dividend on July 11, 2000 to stockholders of record on June 19, 2000. Accordingly, the number of shares of common stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the notes; cash will be paid in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon 76,774,278 shares of common stock outstanding as of April 3, 2000, treating as outstanding the number of shares of common stock shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's notes but not assuming the conversion of the notes of any other holder. The number of shares outstanding on April 3, 2000 as presented reflects the two-for-one forward stock split effected by TriQuint on July 11, 2000 through a stock dividend to stockholders of record on June 19, 2000.

(3) The amounts presented herein are in addition to those reported by the selling securityholder in the prospectus supplement dated June 22, 2000.

(4) The amounts presented herein are in addition to those reported by the selling securityholder in the prospectus dated May 22, 2000.

(5) SG Cowen Securities Corp. has acted as an underwriter for an issuance of our securities within the past three years. The amounts presented herein are in addition to those reported by the selling securityholder in the prospectus dated May 22, 2000 and the prospectus supplements dated June 16, 2000, June 29, 2000 and July 14, 2000.

         INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THE PROSPECTUS.

           THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES
              REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE
             SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL
                     OR COMPLETE. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

            The date of this Prospectus Supplement is July 31, 2000.

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